EXHIBIT 99.1

Altavista, VA October 28, 2005 — Pinnacle Bankshares Corporation (OTBB:PPBN), the one-bank holding company of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $528,000 or $0.36 per basic share for the quarter ended September 30, 2005, and $1,543,000 or $1.06 per basic share for the nine months ended September 30, 2005 compared to net income after taxes of $459,000 or $0.31 per basic share and $1,394,000 or $0.96 per basic share, respectively, for the same periods of 2004.

Profitability as measured by the Company’s return on average assets (ROA) was 0.92% for the nine months ended September 30, 2005, up from 0.88% for the same period of 2004. Another key indicator of performance, the return on average equity (ROE), for the nine months ended September 30, 2005 was 9.12%, up from 8.55% for the same period of 2004.

The improvements in net income and profitability were primarily due to a stable net interest margin and a higher loan to deposit ratio that increased net interest income from $1,909,000 for the three months ended September 30, 2004 to $1,998,000 for the three months ended September 30, 2005 and from $5,525,000 for the nine months ended September 30, 2004 to $5,866,000 for the same period of 2005. The net interest margin was 3.85% for the nine months ended September 30, 2005 and for the nine months ended September 30, 2004. The loan to deposit ratio increased from 82.59% on September 30, 2004 to 89.32% on September 30, 2005.

Noninterest income increased $63,000 or 10.64% for the three months ended September 30, 2005 compared to the same period of 2004, and increased $114,000 or 6.60% for the nine months ended September 30, 2005 as compared with the first nine months of 2004. The primary driver of these increases was a higher level of income from sales of investment products.

Noninterest expense increased $14,000 or 0.77% for the third quarter of 2005 compared to the same period of 2004. Noninterest expense increased $214,000 or 4.20%, for the nine months ended September 30, 2005 compared to the same period of 2004. The increase in noninterest expense when comparing these periods is primarily due to costs associated with operations at the Forest branch that opened in August of 2004, additional staff and the installation of new hardware and software to improve our banking systems. Also attributing to the year to date increase are costs associated with our Smith Mountain Lake loan production office, which opened in May 2005.

Total assets at September 30, 2005 were $228,544,000, an increase of 3.97% from $219,813,000 at December 31, 2004. The principal components of the Company’s assets at September 30, 2005 were $30,837,000 in securities and $180,932,000 in net loans. During the nine months ended September 30, 2005, net loans increased 13.90% or $22,086,000 from $158,846,000 at December 31, 2004.

Also during the nine months, securities decreased 9.90% or $3,387,000 from the December 31, 2004 level of $34,224,000 as cash flows from securities were mainly used to fund loans.

Total liabilities at September 30, 2005 were $205,570,000, an increase of 4.03% from $197,606,000 at December 31, 2004, as a result of an increase in demand deposits from December 31, 2004 of $3,979,000 or 20.13%. In addition, time deposits increased 2.43% or $2,843,000, and Savings and NOW accounts increased 1.76% or $1,055,000 from December 31, 2004.

Total stockholders’ equity at September 30, 2005 was $22,974,000 including $17,988,000 in retained earnings and $33,000 of accumulated other comprehensive income, which represents net unrealized gains on available-for-sale securities. At December 31, 2004, total stockholders’ equity was $22,207,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, southeastern Bedford County, and the city of Lynchburg from two offices located in the town of Altavista and four offices located within or near the city of Lynchburg, Virginia. A sixth full service branch in Forest, Bedford County, Virginia opened in August 2004. A loan production office at Smith Mountain Lake in Moneta, Virginia opened in May 2005.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited except for 12/31/04)

(Amounts in thousands)

Income Statement Highlights	3 Months Ended 9/30/2005	3 Months Ended 6/30/2005	3 Months Ended 9/30/2004

Net Interest Income	$1,988	$1,987	$1,909
Provision for Loan Losses	65	82	40
Noninterest Income	655	637	592
Noninterest Expense	1,831	1,781	1,817
Net Income	528	537	459

Income Statement Highlights	9 Months Ended 9/30/2005	Year Ended 12/31/2004	9 Months Ended 9/30/2004
Net Interest Income	$5,866	$7,400	$5,525
Provision for Loan Losses	207	223	203
Noninterest Income	1,841	2,255	1,727
Noninterest Expense	5,311	6,901	5,097
Net Income	1,543	1,819	1,394

Balance Sheet Highlights	9/30/2005	12/31/2004	9/30/2004
Net Loans	$180,932	$158,846	$156,701
Total Investments	30,837	34,224	35,954
Total Assets	228,544	219,813	212,424
Total Deposits	204,516	196,639	189,315
Stockholders’ Equity	22,974	22,207	22,119

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com